December 3, 1996


Mr. Edward M. Stern
Consolidated Hydro, Inc.
680 Washington Boulevard
Stamford, CT  06901

Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
P.O. Box 7320
Portland, ME  04112
Att:  Stephen E. Champagne, Esq.

Dear Sirs:

         This letter will confirm our further agreements in connection with the Closing of the Merger Agreement (the "Merger Agreement") dated as of July 1, 1996 by and among Consolidated Hydro Maine, Inc. ("CHI Maine"), CHI Universal, Inc. ("Universal"), Consolidated Hydro, Inc. ("Parent"), Ridgewood Maine Hydro Corporation (the "General Partner") and Ridgewood Hydro Maine Partners, L.P. (the "Partnership") and the Option and Escrow Agreement between Universal, Ridgewood Electric Power Trust IV, a Delaware Business Trust (the "Trust") and Curtis Thaxter Stevens Broder & Micoleau LLC (the "Escrow Agent") attached to the Merger Agreement as Exhibit D, in each case as amended by the letter agreement dated November 15, 1996 (the "Letter Agreement"). Capitalized terms used herein (unless otherwise indicated) shall have the meanings assigned in the Merger Agreement.

          1. The parties to the Merger Agreement hereby agree to amend the Merger Agreement as follows:


               a.   The definition of "Current Liabilities" contained in Section
                    1.1 is hereby amended by adding the following phase at the end thereof: "provided, however, that Current Liablilities shall not include the parties of any debt or lease obligations which becomes due after the date the balance sheet is prepared.

               b. The last paragraph of Section 3.2.4 (as amended), is further amended by deleting the phrase "Six Million Two Hundred Forty-Three Thousand Three Dollars ($6,243,003)" and inserting the phrase "Six Million Three Hundred Four Nine Thousand Four Hundred Forty Seven Dollars ($6,349,447)" in lieu thereof in order to reflect the parties estimate of a December 13, 1996 Closing Date.


          2. Paragraph 6 of the Letter Agreement is amended by deleting the ent irety therof and inserting the following in lieu therof: "Contemporaneously with the execution of this letter agreement, each of the Trust and Power Trust V have made a transfer of immediately available funds to the Escrow Agent to be held in escrow hereunder on the following terms:





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               a.   The amount transferred by each of the Trust and Power Trust
                    V is Six Million Three Hundred Forty Nine Thousand Four Hundred Forty Seven Dollars ($6,349,447).

               b. Such funds are to be held by the Escrow Agent and invested in United States Treasury Bills pending the Closing under the Merger Agreement.

               c. In the event that the Closing under the Merger Agreement shall occur after December 13, 1996, each of the Trust and Power Trust V shall deliver to the Escrow Agent an additional sum of Two Thousand Eight Hundred Ninety Three Dollars ($2,893) for each day after December 13, 1996 that such Closing is delayed.

               d. Upon the effectiveness of the filing of the Certificate of Merger as described in paragraph 5 above, the Escrow Agent will make the following transfers and deliveries to the addresses specified in Section 10.9 of the Option Agreement:

                    (i) to Universal, the sum of (x) Six Million Three Hundred Forty-Nine Thousand Four Hundred Forty Seven Dollars ($6,349,447) plus (y) 50% of any amounts received pursuant to Section 6(c) above, which amount represents the payment by the Partnership of the estimated Cash Consideration contemplated by Section 3.2.4 of the Merger Agreement;

                    (ii) to Universal, an additional sum of (x) Six Million
                         Three Hundred Forty-Nine Thousand Four Hundred Forty Seven Dollars ($6,349,447) plus (y) 50% of any amounts received by the Escrow Agent pursuant to Section 6(c) above, which amounts represent the payment by Power Trust V (as assignee of the Trust) of the Trust Exercise Price referred to in Section 1(a) of the Option Agreement;

                    (iii) to each of the Trust and Power Trust V, an amount
                         equal to 50% of the balance of any funds held by the Escrow Agent;

                    (iv) to the Trust, the Trust Deposits (as defined in the
                         Option Agreement);

                    (v) to Power Trust V, deliver the Universal Deposits (as defined in the Option Agreement); and

                    (vi) to each of the Partnership and Universal, at least one executed copy of the Merger Agreement and the other executed Closing Documents held by the Escrow Agent.

               e. If the Closing under the Merger Agreement has not occurred by December 31, 1996, then on January 2, 1997 the Escrow Agent shall (i) return all sums transferred to it by the Partnership and Power Trust V pursuant to paragraph 6(a) above (including any interest earned therein) to the Trust,
                    (ii) deliver the Trust Deposits and the Universal Deposits to the Trust and (iii) destroy the executed copies of the Merger Agreement, Certificate of Merger and other Closing Documents held by the Escrow Agent.

               f. Each of the Partnership, the Trust, Power Trust V, Universal and the Escrow Agent hereby agree that the provisions set forth in Sections 8, 10 and 11 of the Option Agreement shall also apply to the escrow created by this paragraph 6, and such provisions are hereby incorporated by reference in their entirety, except that the notice provision in Section 10.9(a) shall be deemed to apply to each of the Partnership, the Trust and Power Trust V.

         3. Except as amended hereby, the Merger Agreement and the Letter Agreement continue in full force and effect.

         If the foregoing accurately sets forth our agreements, please sign in the space below.

                                      Sincerely yours,

                                      Ridgewood Maine Hydro Corporation,
                                      for itself and as the
                                      General Partner of
                                      Ridgewood Maine Hydro
                                      Partners, L.P.

                                      By:
                                         -----------------------------
                                         Name:  Robert E. Swanson
                                         Title:  President


                                      Ridgewood Electric Power Trust IV
                                      By: Ridgewood Power Corporation,
                                          Managing Shareholder

                                      By:
                                         -----------------------------
                                         Name:  Robert E. Swanson
                                         Title:  President



                                      Ridgewood Electric Power Trust V
                                      By: Ridgewood Power Corporation,
                                          Managing Shareholder

                                      By:
                                         -----------------------------
                                         Name:  Robert E. Swanson
                                         Title:  President

Accepted and Agreed:
Consolidated Hydro Maine, Inc.
CHI Universal, Inc.
Consolidated Hydro, Inc.

By:_________________________
         Edward M. Stern
         President


Accepted and Agreed:
Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
P.O. Box 7320
Portland, ME  04112

By:__________________________
         Name:
         Title: